Exhibit 10.2

Second Amendment to Term Loan Agreement

October 31, 2011

This second amendment to the “Term Loan Agreement dated May 31, 2011”, (hereinafter referred to as “Amendment”) is made and entered into on October 31, 2011, by and between FCW and the Company.

RECITALS

WHEREAS, under the terms of the Term Loan Agreement dated May 31, 2011 (“Agreement”) Company has agreed to certain negative covenants and certain financial covenants.

WHEREAS, FCW and the Company have agreed to modify certain negative covenants and to modify and add certain financial covenants to the Agreement, which such modifications and additions are fully incorporated herein by this reference.

NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SET FORTH ABOVE; the terms and provisions contained herein, and other valuable consideration, the receipt of which is hereby acknowledged, FCW and the Company agree to amend the Controls and Covenants of the Agreement as follows:

1.        Section 16 (A) is hereby amended in its entirety as follows:

(A)       Borrowings.  Create, incur, assume, or allow to exist, directly or indirectly, any indebtedness or liability for borrowed money (including trade or bankers’ acceptances), letters of credit, or the deferred purchase price of property or services (including capitalized leases), except for: (i) debt to FCW; (ii) accounts payable to trade creditors incurred in the ordinary course of business; and (iii) current operating liabilities (other than for borrowed money) incurred in the ordinary course of business; (iv) debt of the Company to Bank of America in an amount not to exceed $32,135,000.00 and all extensions, renewals, and refinancings thereof; (v) letters of credit issued by any bank for the account of the Company in an aggregate face amount not to exceed $5,000,000.00 at any one time outstanding; and (vi) capitalized leases existing on the date hereof existing from time to time.

2.        Section 17 (A) is hereby amended in its entirety as follows:

(A) Tangible Net Worth.  To maintain on a consolidated basis Tangible Net Worth equal to at least (i) at least 85% of Company’s Tangible Net Worth as of the closing of the Renaissance Food Group acquisition (on or about June 1, 2011), plus (ii) an amount equal to 25% of net income after income taxes (without subtracting losses) earned in Company’s fiscal year ending October 31, 2011 and each fiscal year thereafter, measured on a quarterly basis. For purposes of calculating the minimum required consolidated Tangible Net Worth at October 31, 2011, the 25% of net income after income taxes (without subtracting losses) requirement will be based on the period between June 1, 2011 and October 31, 2011.

“Tangible Net Worth” means the value of total assets (including leaseholds and leasehold improvements and reserves against assets but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers,

Second Amendment to Term Loan Agreement Calavo Growers, Inc.	Loan No. 3788881-101 & 201

directors, employees, shareholders, members or managers) less total liabilities, including but not limited to accrued and deferred income taxes, but excluding the non-current portion of Subordinated Liabilities.

“Subordinated Liabilities” means liabilities subordinated to the Company’s obligations to FCW in a manner acceptable to FCW in its sole discretion.

3.        Section 17 (C) is hereby added in its entirety as follows:

(C) Fixed Charge Coverage Ratio.  The Company will maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.25:1.0 at all times.

“Fixed Charge Coverage Ratio” means the ratio of:

(a)        EBITDA minus capital expenditures for maintenance of $4,000,000, divided by

(b)        the current portion of long term debt and the current portion of capitalized lease obligations plus cash interest expense plus cash income tax expense.

“EBITDA” for purposes of this Section 17C means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion, amortization and other non-cash charges.

This ratio will be calculated at the end of each reporting period for which FCW requires financial statements, using the results of the twelve-month period ending with that reporting period. The current portion of long-term liabilities will be measured as of the last day of the calculation period.

4.        Section 17 (D) is hereby added in its entirety as follows:

(D) Current Ratio.  The Company shall maintain on a consolidated basis a ratio of Current Assets to Current Liabilities of at least 1.00:1.0 at all times.

Current Liabilities means all current liabilities plus outstanding balances under any revolving line of credit, whether the line of credit is labeled a short-term or long-term liability on the consolidated balance sheet

Farm Credit West, PCA		Calavo Growers, Inc., a California Corporation

By:	/s/ James Neeley	By:	/s/ Arthur J. Bruno 11/11/2011
	James Neeley, Senior Vice President		Arthur J. Bruno, Chief Operating Officer,
	Risk Management		Chief Financial Officer & Corporate
Secretary

		By:	/s/ James Snyder 11/11/2011
James Snyder, Corporate Controller

Second Amendment to Term Loan Agreement Calavo Growers, Inc.	Loan No. 3788881-101 & 201